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EXHIBIT 99.1

RSL COM TO FOCUS ON EUROPE AND U.S. FOR GROWTH; RSL COM TO DISPOSE OF HONG KONG, JAPAN AND CANADIAN OPERATIONS

Hamilton, Bermuda and New York - July 17, 2000 -- RSL Communications, Ltd. (Nasdaq: RSLC) today announced that it would dispose of its operations in Canada, Japan and Hong Kong.

Proceeds from the dispositions will be used to enhance RSL COM's core businesses, primarily in Europe. As previously announced, the company is also continuing to pursue the monetization of other non-core assets.

"We continue to implement our strategy of improving profitability, expanding our data and Internet offerings and focusing on the rapidly growing communications markets in Europe and the U.S.," said Itzhak Fisher, President and CEO of RSL Communications, Ltd. "We are concentrating our efforts, resources and capital in areas where we have the most synergies and greatest opportunities for profitability. Today's announcement reflects our plan to discontinue unprofitable operations and focus on the company's high growth businesses.

"We will continue to focus on our core markets, particularly in Europe," continued Itzhak Fisher. "We will invest in these markets, in a manner similar to our previously announced acquisitions of network and Internet companies in the United Kingdom, Switzerland and Finland."

In connection with this decision, RSL COM has taken a one-time, non-cash asset write-down of approximately $48 million that will be reflected as a one-time charge in the second quarter 2000 earnings. These three operations had annual revenues of $52 million in 1999 and are estimated to have revenues for the six months ended June 30, 2000 of $25 million, with substantially all of the revenue being generated in Canada. The company expects to issue its earnings release for the second quarter on August 3.

RSL COM has retained the services of the investment-banking firm, BMO Nesbitt Burns Inc. to assist in the sale of the Canadian operations. The company will operate and provide its high quality level of service in Canada during this period.

On July 4, 2000, shareholders of Seat Pagine Gialle Spa. (SEAT), Italy's publisher of telephony directories and leading Internet player, voted to approve its previously announced joint venture with RSL COM and related agreements for the purchase of Telegate Holding, an indirect subsidiary of RSL COM and the holding company for shares in telegate AG (telegate).

The total consideration RSL COM will receive as a result of the transaction will be between 415 million Euros and 525 million Euros depending on the average price of a telegate share. RSL COM acquired its stake in telegate in July 1998 for approximately US$33 million.

RSL Communications, Ltd., is a facilities-based communications company that provides a broad range of data and Internet, voice and value-added service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol telephone network with 71 points of presence in 36 countries. For additional information on RSL Communications, Ltd. visit the website at http://www.rslcom.com

Contacts:

Nesbitt Burns     Graeme Falkowsky
                  Tel: +1 604 443-1433

Investor Relations: Kathy Makrakis
                    Tel: +1 212 445-7463
                    E-mail: kmakrakis@rslcom.com
                            --------------------

Press:              Alan Garratt
                    Tel: +1 212 445-7438
                    Fax: 646-710-5917
                    E-mail: agarratt@rslcom.com